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                             CORNERSTONE GROWTH FUND
                          INVESTMENT ADVISORY AGREEMENT

AGREEMENT made this 9th day of September, 1992, by and between Cornerstone Growth Fund (the "Fund"), a Massachusetts business trust, and Cornerstone Capital Corp. (the "Advisor").

                              W I T N E S S E T H:

In consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed by and between the parties hereto as follows:

1.      IN GENERAL

The Advisor agrees, all as more fully set forth herein, to act as managerial investment advisor to the Fund with respect to the investment of its assets and to supervise and arrange the purchase and sale of securities held in the portfolio of the Fund and generally administer the affairs of the Fund.

2.      DUTIES AND OBLIGATION OF THE ADVISOR WITH RESPECT TO MANAGEMENT OF THE
        FUND

        (a) Subject to the succeeding provisions of this section and subject to the direction and control of the Board of Trustees of the Fund, the Advisor shall:

                (i) Decide what securities shall be purchased or sold by the Fund and when; and

                (ii) Arrange for the purchase and the sale of securities held in the portfolio of the Fund by placing purchase and sale orders for the Fund.

        (b) Any investment purchases or sales made by the Advisor shall at all times conform to, and be in accordance with, any requirements imposed by: (1) the provisions of the Investment Company Act of 1940 (the "Act") and any of the rules or regulations in force thereunder, (2) any other applicable provisions of law, (3) the provisions of the Declaration of Trust and By-Laws of the Fund as amended from time to time; (4) any policies and determinations of the Board of Trustees of the Fund; and (5) the fundamental policies of the Fund, as reflected in its registration statement under the Act, or as amended by the shareholders of the Fund.

        (c) The Agreement states that the Advisor shall give the Fund the benefit of its best judgment and effort in rendering services thereunder, but the Advisor shall not be liable for any loss sustained by reason of the purchase, sale or retention of any security, whether or not such purchase, sale or retention shall have been based upon its own investigation and research or upon investigation and research made by any other individual, firm or corporation shall have been selected in good faith. The Agreement also states that nothing contained therein shall, however, be construed to protect the Advisor against any liability to the Fund or its security holders by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under the Agreement.

        (d) Nothing in this agreement shall prevent the Advisor or any affiliated person (as defined in the Act) of the Advisor from acting as investment advisor or manager and/or principal underwriter for any other person, firm or corporation and shall not in any way limit or restrict

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                the Advisor or any such affiliated person from buying, selling, or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting, provided, however, that the Advisor expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligation to the Fund under this Agreement.

        (e) It is agreed that the Advisor shall have no responsibility or liability for the accuracy or completeness of the Fund's Registration Statement under the Act or the Securities Act of 1933 except for information supplied by the Advisor for inclusion therein. The Fund agrees to indemnify the Advisor to the full extent permitted by the Fund's Declaration of Trust.

3.      BROKER-DEALER RELATIONSHIPS

In connection with its duties set forth in Section 2(a)(ii) of this Agreement to arrange for the purchase and the sale of securities held in the portfolio of the Fund by placing purchase and sale orders for the Fund, the Advisor shall select such broker dealers ("broker") as shall, in the Advisor's judgment, implement the policy of the Fund to achieve "best execution", i.e. prompt and efficient execution at the most favorable securities price. In making such selection, the Advisor is authorized to consider the reliability, integrity and financial condition of the broker. The Advisor is also authorized to consider whether the broker provides brokerage and/or research services to the Fund and/or other accounts of the Advisor. The commissions paid to such brokers may be higher than another broker would have charged if a good faith determination is made by the Advisor that the commission is reasonable in relation to the services provided, viewed in terms of either that particular transaction or the Advisor's overall responsibilities as to the account as to which it exercises investment discretion, the Advisor shall use its judgment in determining the amount of commissions paid are reasonable in relation to the value of brokerage and research services provided and need not place or attempt to place a specific dollar value on such services or on the portion of commission rates reflecting such services. To demonstrate that such determinations were in good faith, and to show the overall reasonableness of commissions paid, the Advisor shall be prepared to show that commissions paid (i) were for purposes contemplated by this agreement; (ii) were not allocated or paid for products or services which were readily and customarily available and offered to the public on a commercial basis; and (III) were within a reasonable range as compared to the rates charged by qualified brokers to other institutional investors as such rates may become known from available information. The Fund recognizes that, on any particular transaction, a higher than usual commission may be paid due to the difficulty of the transaction in question. The Advisor is also authorized to consider sales of shares as a factor in the selection of brokers to execute brokerage and principal transactions, subject to the requirements of "best execution", as defined above.

4.      ALLOCATION OF EXPENSES

The Advisor agrees that it will furnish the Fund, at the Advisor's expense, with all office space and facilities, and equipment and clerical personnel necessary for carrying out its duties under this Agreement The Advisor will also pay all compensation of all Trustees, officers and employees of the Fund who are affiliated persons of the Advisor. All costs and expenses not expressly assumed by the Advisor under this Agreement shall be paid by the Fund, including, but not limited to

                (i)     interest and taxes;
                (ii)    brokerage commissions;
                (iii)   insurance premiums;
                (iv) compensation and expenses of its Trustees other than those affiliated with the Advisor,
                (v)     legal and audit expenses;

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                (vi)    fees and expenses of the Fund's custodian, shareholder
                        servicing or transfer agent and accounting services agent;
                (vii) expenses incident to the issuance of its shares, including stock certificates and issuance of shares on the payment of, or reinvestment of dividends;
                (viii) fees and expenses incident to the registration under Federal or state securities laws of the Fund or its shares;
                (ix) expenses of preparing, printing and mailing reports and notices and proxy material to shareholders of the Fund;
                (x) all other expenses incidental to holding meetings of the Fund's shareholders;
                (xi) dues or assessments of or contributions to the Investment Company Institute or any successor,
                (xii) such nonrecurring expenses as may arise, including litigation affecting the Fund and the legal obligations which the Fund may have to indemnify its officers and Trustees with respect thereto; and
                (xiii) all expenses which the Fund agrees to bear in any distribution agreement or in any plan adopted by the Fund pursuant to Rule 12b-l under the Act.

5.      COMPENSATION OF THE ADVISOR

        (a) The Fund agrees to pay the Advisor and the Advisor agrees to accept as full compensation for all services rendered by the Advisor hereunder, and annual management fee payable monthly and computed on the net asset value of the Fund as of the close of business each business day at the annual rate of 1% of such net asset value.

        (b) In the event the expenses of the Fund (including the fees of the Advisor and amortization of organization expenses but excluding interest, taxes, brokerage commission, extraordinary expenses and sales charges and distribution fees) for any fiscal year exceed the limits set by applicable regulation of state securities commission, the Advisor will reduce its fee by the amount of such excess. Any such reductions are subject to readjustment during the year. The payment of the management fee at the end of any month will be reduced or postponed or, if necessary a refund will be made to the Fund so that at no time will there by any accrued but unpaid liability under this expense limitation.

6.      DURATION AND TERMINATION

        (a) This Agreement shall go into effect on the date set forth above and shall, unless terminated as hereinafter provided, continue in effect until September 9, 1994 and thereafter from year to year, but only so long as such continuance is specifically approved at least annually by the Fund's Board of Trustees, including the vote of a majority of the Trustees who are not parties to this Agreement or "interested persons* (as defined in the Act) of any such party cast in person at a meeting called by the purpose of voting on such approval, or by vote of the holders of a "majority" (as so defined) of the outstanding voting securities of the Fund and by such a vote of the Trustees.

        (b) This Agreement may be terminated by the Advisor at any time without penalty upon giving the Fund sixty (60) days written notice (which notice may be waived by the Fund), and may be terminated by the Fund at any time without penalty upon giving the Advisor 60 days' written notice (which notice may be waived by the Advisor), provided that such termination by the Fund shall be directed or approved by the vote of a majority of all its Trustees in office at the time or by the vote of the holders of a majority (as defined in the Act) of the voting securities of the Fund at the time outstanding and entitled to vote. This Agreement shall automatically terminate in the event of its assignment (as so defined).

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7.      AGREEMENT BINDING ONLY ON FUND PROPERTY

The Advisor understands that the obligations of this Agreement are not binding upon any shareholder of the Fund personally, but bind only the Fund's property; the Advisor represents that it has notice of the provisions of the Fund's Declaration of Trust disclaiming shareholder liability for acts or obligations of the Fund.



IN WITNESS WHEREOF, the parties hereto have caused the forgoing instrument to be executed by duly authorized persons and their seals to be hereunto affixed, all as of the day and year first above written.

CORNERSTONE GROWTH FUND

By:
Attest:



CORNERSTONE CAPITAL CORP.

By:
Attest:

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                               SECOND AMENDMENT TO
                          INVESTMENT ADVISORY AGREEMENT


This Second Amendment to the Investment Advisory Agreement by and between The CornerCap Group of Funds (the "Trust") and CornerCap Investment Counsel, Inc. (the "Adviser") for the CornerCap Growth Fund, dated September 9, 1992 (the "Advisory Agreement"), is made as of August 23, 1999.

                              W I T N E S S E T H:

WHEREAS, in Release No. 34-12257 (1976), the Securities and Exchange Commission (the "Commission") indicated its position that the soft dollar safe harbor set forth in Section 28(e) of the Securities Exchange Act of 1934 was only available for products or services not available to the public on a commercial basis (the "1976 Soft Dollar Interpretation"); and

WHEREAS, the Fund incorporated the 1976 Soft Dollar Interpretation into the Advisory Agreement in an effort to reflect the state of the law with respect to
Section 28(e) as interpreted by the Commission; and

WHEREAS, in Release No. 34-23170 (1986), the Commission withdrew the "commercially available" standard of the 1976 Soft Dollar Interpretation calling it "difficult to apply" and "unduly restrictive," and presented its new interpretation that the safe harbor of Section 28(e) is only available for products or services which provide lawful and appropriate assistance in the investment decision-making process (the "1986 Soft Dollar Interpretation"); and

WHEREAS, in keeping with the parties' original intent, the Fund and the Adviser wish to amend the Advisory Agreement to incorporate the Commission's current interpretation of Section 28(e) as set forth in the 1986 Soft Dollar Interpretation;

NOW, THEREFORE, in consideration of these premises, the mutual covenants and agreements hereinafter contained and other good and valuable consideration, the amount and sufficiency of which are hereby acknowledged, the Trust and Administrator agree as follows:

1. BROKER-DEALER RELATIONSHIPS. Item (ii) in the sixth sentence of Section 3 of the Advisory Agreement is hereby deleted in its entirety and replaced with the following language: "(ii) were for products or services which provide lawful and appropriate assistance to the Adviser's decision-making process; and."

2. NO FURTHER AMENDMENTS. Except as amended herein, the Advisory Agreement shall continue in full force and effect pursuant to its terms.


IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to the Advisory Agreement to be executed by their duly authorized officers as of the day and year first above written.


CORNERCAP INVESTMENT COUNSEL, INC.         THE CORNERCAP GROUP OF FUNDS


By:    _______________________________     By:    ______________________________
Title: _______________________________     Title: ______________________________



ATTEST:                                    ATTEST:


By:    _______________________________     By:    ______________________________
Title: _______________________________     Title: ______________________________